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Vice President of Investor Relations
and Treasurer
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SONIC SAME-STORE SALES GROW 2.0% FOR THIRD FISCAL QUARTER

Company Outlines Refranchising Initiative

OKLAHOMA CITY (June 23, 2016) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its third fiscal quarter ended May 31, 2016.

Key highlights of the company’s third quarter of fiscal year 2016 included:

•

Net income per diluted share decreased 18% to $0.31 compared with $0.38 in the same period prior year; adjusted net income per diluted share increased 19% to $0.43 compared with adjusted net income per diluted share of $0.36 in the prior-year period;

•	System same-store sales increased 2.0%, consisting of a 2.1% same-store sales increase at franchise drive-ins and an increase of 0.9% at company drive-ins;
•	Company drive-in margins contracted by 40 basis points;
•	Sixteen new franchise drive-ins opened;
•	The company announced its refranchising initiative to move toward an approximately 95%-franchised system by the end of fiscal year 2017; and
•	The company purchased 1.2 million outstanding shares.

"Although consumer trends slowed somewhat in April and May, our business performed well during the quarter overall, generating 2.0% same-store sales growth for the system and adjusted earnings per share growth of 19%,” said Cliff Hudson, Sonic Corp. CEO.  “Our system opened fifteen net new drive-ins during the quarter, a strong increase compared to the same period a year ago.  The product pipeline remains robust with recent introductions of premium products like Frozen Lemonades and Limeades and Bacon Lovers Chili Cheese Coneys.  While the consumer environment has weakened, Sonic remains focused on delivering one of the most differentiated customer experiences in the quick service industry.

“We are also pleased to have completed our debt transaction during the third quarter, allowing us to maintain a solid capital structure while returning excess cash to shareholders," continued Hudson.  "As well, we  are excited to announce our intention to move toward an approximately 95%-franchised system by the end of fiscal year 2017.  We believe the divestiture will improve the capital efficiency of Sonic Corp. and allow our franchisees to optimize performance of the refranchised stores and expand our brand in the same markets.”

Same-Store Sales

For the third quarter ended May 31, 2016, system same-store sales increased 2.0%, which was comprised of a 2.1% same-store sales increase at franchise drive-ins and an increase of 0.9% at company drive-ins.

Financial Overview

For the third fiscal quarter of 2016, the company’s net income decreased to $15.4 million or $0.31 per diluted share compared with net income of $20.4 million or $0.38 per diluted share in the same period in the prior year.  Excluding the items outlined below, net income and net income per diluted share increased 9% and 19%, respectively.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	May 31, 2016		May 31, 2015
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$15,353	$0.31	$20,442	$0.38	$(5,089)	(25)%	$(0.07)	(18)%
Loss from early extinguishment of debt	8,750	0.18	-	-
Tax impact on debt extinguishment (1)	(3,027)	(0.06)
Federal tax benefit of prior-year statutory tax deduction	-	-	(1,722)	(0.03)
Retroactive effect of federal tax law change	-	-	612	0.01
Adjusted - Non-GAAP	$21,076	$0.43	$19,332	$0.36	$1,744	9%	$0.07	19%
————

(1) Tax impact during the period at an effective tax rate of 34.60%

For the first nine months of fiscal year 2016, net income totaled $38.6 million or $0.77 per diluted share compared with net income of $38.2 million or $0.70 per diluted share for the same period in fiscal year 2015.  Excluding the items outlined below, net income and net income per diluted share increased 17% and 27%, respectively.

	Nine months ended		Nine months ended
	May 31, 2016		May 31, 2015
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$38,630	$0.77	$38,189	$0.70	$441	1%	$0.07	10%
Loss from early extinguishment of debt	8,750	0.18
Tax impact on debt extinguishment (1)	(3,027)	(0.06)
Gain on sale of real estate	(1,875)	(0.04)	-	-
Tax impact on real estate sale (2)	664	0.01
Retroactive benefit of Work Opportunity Tax Credit and resolution of tax matters	(585)	(0.01)	(666)	(0.01)
Federal tax benefit of prior-year statutory tax deduction	-	-	(1,722)	(0.03)
Retroactive effect of federal tax law change	-	-	612	0.01
Adjusted - Non-GAAP	$42,557	$0.85	$36,413	$0.67	$6,144	17%	$0.18	27%
————

(1) Tax impact during the period at an effective tax rate of 34.60%

(2) Tax impact during the period at an adjusted effective tax rate of 35.43%

Fiscal Year 2016 Outlook

While the macroeconomic environment may impact results, the company is reaffirming its outlook for adjusted earnings per share growth for fiscal year 2016 of 20% to 25%. The outlook for fiscal 2016 anticipates the following elements:

•	2% to 4% same-store sales growth for the system;
•	Royalty revenue growth from same-store sales improvements and new unit development;
•	50 to 60 new franchise drive-in openings;
•	Drive-in-level margins flat-to-up 40 basis points, depending upon the degree of same-store sales growth at company drive-ins;
•	Selling, general and administrative expenses of approximately $83.0 million to $84.0 million reflecting increased investment in human resources and technology to support brand initiatives;
•	Depreciation and amortization expense of $45.0 million to $46.0 million as a result of capital investment in fiscal 2016;
•	Capital expenditures of $35 million to $40 million;
•	Free cash flow(1) of approximately $75 million to $80 million;
•	An income tax rate between 35.5% to 36.5%;
•	The planned repurchase of at least $126 million of stock across the fiscal year; and
•	An expected quarterly cash dividend of $0.11 per share.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

Earnings Conference Call

The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing  (888) 438-5525 or (719) 325-2428 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 746719.  The replay will be available until Thursday, June 30, 2016.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated more than $5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit Limeadesforlearning.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	May 31,		May 31,
	2016	2015	2016	2015
Revenues:
Company Drive-In sales	$115,143	$118,369	$314,339	$310,816
Franchise Drive-Ins:
Franchise royalties and fees	46,687	43,704	122,656	114,375
Lease revenue	2,141	1,569	5,132	3,613
Other	1,268	1,106	2,075	2,019
Total revenues	165,239	164,748	444,202	430,823

Costs and expenses:
Company Drive-Ins:
Food and packaging	32,089	32,727	87,248	87,128
Payroll and other employee benefits	39,912	40,898	111,635	110,049
Other operating expenses, exclusive of
depreciation and amortization included below	22,442	22,955	65,450	65,484
Total cost of Company Drive-In sales	94,443	96,580	264,333	262,661

Selling, general and administrative	20,617	20,699	62,342	57,625
Depreciation and amortization	11,405	11,435	33,461	34,634
Other operating (income) expense, net	(106)	(336)	(3,071)	4
Total costs and expenses	126,359	128,378	357,065	354,924
Income from operations	38,880	36,370	87,137	75,899

Interest expense	6,776	6,382	19,465	18,981
Interest income	(121)	(91)	(326)	(290)
Debt extinguishment costs	8,750	-	8,750	-
Net interest expense	15,405	6,291	27,889	18,691
Income before income taxes	23,475	30,079	59,248	57,208
Provision for income taxes	8,122	9,637	20,618	19,019
Net income	$15,353	$20,442	$38,630	$38,189

Basic income per share	$0.32	$0.39	$0.79	$0.72
Diluted income per share	$0.31	$0.38	$0.77	$0.70

Weighted average basic shares	48,377	52,022	49,192	52,851
Weighted average diluted shares	49,326	53,391	50,213	54,293

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,		May 31,
	2016	2015	2016	2015
Drive-Ins in Operation
Company:
Total at beginning of period	375	392	387	391
Opened	-	2	-	3
Sold to franchisees	-	-	(9)	1
Closed (net of re-openings)	-	-	(3)	(1)
Total at end of period	375	394	375	394
Franchise:
Total at beginning of period	3,153	3,116	3,139	3,127
Opened	16	4	34	20
Acquired from the company	-	-	9	(1)
Closed (net of re-openings)	(1)	(2)	(14)	(28)
Total at end of period	3,168	3,118	3,168	3,118
System-wide:
Total at beginning of period	3,528	3,508	3,526	3,518
Opened	16	6	34	23
Closed (net of re-openings)	(1)	(2)	(17)	(29)
Total at end of period	3,543	3,512	3,543	3,512

	Three months ended		Nine months ended
	May 31,		May 31,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$115,144	$118,369	$314,339	$310,816
Average drive-in sales	307	301	829	797
Change in same-store sales	0.9%	5.5%	3.6%	8.0%
Franchised Drive-Ins:
Total sales	$1,107,725	$1,065,109	$2,963,155	$2,803,391
Average drive-in sales	352	346	945	906
Change in same-store sales	2.1%	6.1%	4.5%	8.3%
System-wide:
Change in total sales	3.3%	7.0%	5.3%	9.4%
Average drive-in sales	$347	$341	$933	$894
Change in same-store sales	2.0%	6.1%	4.4%	8.3%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,		May 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Revenues
Company Drive-In sales	$115,143	$118,369	$314,339	$310,816
Franchise Drive-Ins:
Franchise royalties	46,296	43,541	121,565	112,553
Franchise fees	391	163	1,091	1,822
Lease revenue	2,141	1,569	5,132	3,613
Other	1,268	1,106	2,075	2,019
Total revenues	$165,239	$164,748	$444,202	$430,823

	Three months ended		Nine months ended
	May 31,		May 31,
	2016	2015	2016	2015
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	27.9%	27.6%	27.8%	28.0%
Payroll and employee benefits	34.7	34.6	35.5	35.4
Other operating expenses	19.4	19.4	20.8	21.1
Cost of Company Drive-In sales	82.0%	81.6%	84.1%	84.5%

	May 31,	August 31,
	2016	2015
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$99,362	$27,191
Current assets	171,565	85,438
Property, equipment and capital leases, net	391,629	421,406
Total assets	$679,666	$620,024

Current liabilities, including capital lease obligations and
long-term debt due within one year	$72,900	$87,821
Obligations under capital leases due after one year	18,545	20,763
Long-term debt due after one year	577,521	428,238
Total liabilities	738,126	602,591
Stockholders' equity (deficit)	$(58,460)	$17,433